Exhibit 4.4
CompX International Inc.

2012 Director Stock Plan

Section 1.  Purpose.  The purpose of this Plan is to advance the interests of CompX and its stockholders by providing incentives to its directors to contribute to the strategic and long-term performance objectives and growth of CompX.

Section 2.  Definitions.  The following terms shall have the meanings indicated:

(a)           “Board” shall mean the board of directors of CompX.

(b)           “Class A Common Shares” shall mean shares of class A common stock, par value $0.01 per share, of CompX and stock of any other class into which such shares may thereafter be changed.

(c)           “Code” shall mean the Internal Revenue Code of 1986, as it now exists or may be amended from time to time, and the rules and regulations promulgated thereunder, as they may exist or may be amended from time to time.

(d)           “Committee” shall mean a committee of the Board, if any, designated by the Board to administer this Plan that is comprised of not fewer than two directors and shall initially mean the management, development and compensation committee of the Board.  The membership of the Committee or any successor committee (i) shall consist of “nonemployee directors” (as defined in Rule 16b-3) and meet any other applicable requirements so as to comply at all times with the applicable requirements of Rule 16b-3, (ii) shall consist of “outside directors” (as defined in Treasury Regulation §1.162-27(e)(3)(i) or any successor regulation) and meet any other applicable requirements so as to comply at all times with the applicable requirements of Section 162(m) and (iii) shall meet any applicable requirements of any stock exchange or other market quotation system on which Class A Common Shares are listed or traded.  References to the Committee hereunder shall include the Board where appropriate.

(e)           “Company” shall mean CompX and any parent or privately held subsidiary of CompX.

(f)           “CompX” shall mean CompX International Inc., a Delaware corporation and any of its privately held subsidiaries.

(g)           “Effective Date” shall mean May 30, 2012.

(h)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as it now exists or may be amended from time to time, and the rules promulgated thereunder, as they may exist or may be amended from time to time.

(i)           “Director” shall mean a member of the board of directors of CompX at such time.

(j)           “Grant” shall mean a grant of Class A Common Shares to a Director under this Plan.

(k)           “Plan” shall mean this CompX International Inc. 2012 Director Stock Plan, as it may be amended from time to time.

(l)           “Rule 16b-3” shall mean Rule 16b-3 promulgated by the U.S. Securities and Exchange Commission under the Exchange Act and any successor rule.

(m)           “Section 162(m)” shall mean §162(m) of the Code, any rules or regulations promulgated thereunder, as they may exist or may be amended from time to time, or any successor to such section.

(n)           “Treasury Regulation” shall mean a final, proposed or temporary regulation of the U.S. Department of Treasury under the Code and any successor regulation.

Section 3.  Administration.  Unless the Board shall designate itself, this Plan shall be administered by the Committee.

The Committee has all the powers vested in it by the terms of this Plan.  Such powers shall include the exclusive authority to select the Directors to receive Grants under this Plan, and to determine the number of Class A Common Shares granted, the time of the Grants to be made to each Director selected and the terms and conditions (if any) associated with the Grants.  The Committee is authorized to interpret this Plan and to make any other determinations that it deems necessary or desirable for the administration of this Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Grant in the manner and to the extent the Committee deems necessary or desirable to carry it into effect.  Any decision of the Committee in the interpretation and administration of this Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.  The Committee may act only by a majority of its members, except that the members thereof may authorize any one or more of their members or any officer of CompX to execute and deliver documents or to take any other ministerial action on behalf of the Committee with respect to Grants.

No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.  In addition to all other rights of indemnification and reimbursement to which a member of the Committee and an officer of the Company may be entitled, the Company shall indemnify and hold harmless each such member or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding or suit in connection with the performance of duties under this Plan against expenses (including reasonable attorneys’ fees), judgments, fines, liabilities, losses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding or suit, except for his or her own willful misconduct or as expressly provided otherwise by statute.  Expenses (including reasonable attorneys’ fees) incurred by such a member or officer in defending any such proceeding or suit shall be paid by the Company in advance of the final disposition of such proceeding or suit upon receipt of a written affirmation by such member or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of such member or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section.

Section 4.  Grants of Class A Common Shares under this Plan.

(a)           Maximum Number of Shares that May be Issued.  There may be issued under this Plan an aggregate of not more than 200,000 Class A Common Shares, subject to adjustment as provided in Section 5.  Class A Common Shares issued pursuant to this Plan may be either authorized but unissued shares, treasury shares or any combination thereof.  The number of Class A Common Shares that may be issued to a Director under this Plan may not exceed 10,000 shares in any calendar year.

(b)           Conditions for Receipt of Grant.  Entitlement to a Grant shall be conditioned upon achieving specified Company performance goals for a given performance period based on the closing price per share on the NYSE Amex Exchange (or any other stock exchange or market quotation system on which Class A Common Shares are listed or traded) for the period specified by the Committee.  The Committee shall, from time to time, designate the performance goals, which shall be documented in writing, and, for any performance period, must be established no later than ninety (90) days after the commencement of such performance period.

(c)           Rights with Respect to Class A Common Shares and Other Securities.  Except as provided in Section 5, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities, other property or other forms of consideration, or any combination thereof) for which the record date is prior to the date such stock certificate or other instrument of ownership, if any, is issued.  In all events, a Director who receives a Grant shall have no rights as a stockholder with respect to such Class A Common Shares represented by such Grant until the issuance to him or her of a stock certificate representing such shares.

Section 5.  Dilution and Other Adjustments.  In the event of any change in the outstanding Class A Common Shares by reason of any stock split, stock dividend or other extraordinary or unusual event, if the Committee shall determine, in its discretion, that such change equitably requires an adjustment to the maximum number of Class A Common Shares available for issuance (i) under this Plan or (ii) to any one Director under this Plan in any one calendar year, such adjustments may be made by the Committee and shall be final, conclusive and binding for all purposes of this Plan.

Section 6.  Miscellaneous Provisions.

(a)           No fractional shares may be delivered under a Grant, but in lieu thereof a cash or other adjustment shall be made as determined by the Committee in its discretion.

(b)           Determinations made by the Committee under this Plan need not be uniform and may be made selectively among Directors, whether or not such Directors are similarly situated.  Such determinations shall include the right to exercise discretion to reduce prior to its grant date the amount of a Grant made to any Director; provided, however, the exercise of discretion shall not have the effect of increasing any Grant that is payable to any Director.

(c)           No Director or other person shall have any claim or right with respect to this Plan, the Class A Common Shares reserved for issuance under this Plan or in any Grant, contingent or otherwise, until the Class A Common Shares represented by such Grant shall have been delivered to the recipient and all the terms, conditions and provisions of this Plan and the Grant applicable to such recipient (and each person claiming under or through him or her) have been met.

(d)           No Class A Common Shares shall be issued hereunder with respect to any Grant unless counsel for CompX shall be satisfied that such issuance will be in compliance with applicable law and any applicable rules of any stock exchange or other market quotation system on which Class A Common Shares are listed or traded.

(e)           It is the intent of CompX that this Plan comply in all respects with Rule 16b-3 and Section 162(m) with respect to Grants, that any ambiguities or inconsistencies in construction of this Plan be interpreted to give effect to such intention and that if any provision of this Plan is found not to be in compliance with Rule 16b-3 or Section 162(m), such provision shall be deemed null and void with respect to Grants granted to executive officers of CompX to the extent required to permit such Grants to comply with Rule 16b-3 and Section 162(m).

(f)           The expenses of this Plan shall be borne by CompX; provided, however, CompX may recover from a Director or his or her heirs or assigns any and all damages, fees, expenses and costs incurred by CompX arising out of any actions taken by a Director in breach of this Plan.

(g)           By accepting any Grant or other benefit under this Plan, each Director and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under this Plan by CompX, the Board or the Committee.

(h)           The appropriate officers of CompX shall cause to be filed any reports, returns or other information regarding Grants hereunder of any Class A Common Shares issued pursuant hereto as may be required by applicable law and any applicable rules of any stock exchange or other market quotation system on which Class A Common Shares are listed or traded.

(i)           The validity, construction, interpretation, administration and effect of this Plan, and of its rules and regulations, and rights relating to this Plan and to Grants under this Plan, shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware.

(j)           Records of CompX shall be conclusive for all purposes under this Plan or any Grant, unless determined by the Committee to be incorrect.

(k)           If any provision of this Plan or any specific Grant is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, the specific Grant or any other Grant, but such provision shall be fully severable, and this Plan, such specific Grant and any other Grant, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in this Plan, the specific Grant or any other Grant, as applicable.

(l)           The terms of this Plan shall govern all Grants under this Plan and in no event shall the Committee have the power to authorize a Grant under this Plan that is contrary to any of the provisions of this Plan.

Section 7.  Plan Amendment or Suspension.  This Plan may be amended or suspended in whole or in part at any time from time to time by the Board.  No amendment of this Plan shall adversely affect in a material manner any right of any person with respect to any Grant previously granted without such person’s written consent.

Section 8.  Plan Termination.  This Plan shall terminate upon the earlier of the following dates or events to occur:

(a)           upon the adoption of a resolution of the Board terminating this Plan; or

(b)           when no more Class A Common Shares are authorized to be issued under this Plan.

No termination of this Plan shall materially alter or impair any of the rights or obligations of any person, without his or her consent, under any Grant previously granted under this Plan.

Section 9.  Effective Date.  This Plan shall be effective, and Grants awarded under this Plan, on or after the Effective Date.

ADOPTED BY THE BOARD:	February 22, 2012
APPROVED BY THE STOCKHOLDERS:	May 30, 2012
EFFECTIVE DATE:	May 30, 2012

EXECUTED to evidence this CompX International Inc. 2012 Director Stock Plan adopted by the Board on February 22, 2012 and the stockholders of CompX on May 30, 2012.

CompX International Inc.

By:	/s/ A. Andrew R. Louis
A. Andrew R. Louis, Vice President and Secretary